EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), effective the 25th day of November, 2012 (the “Effective Date”), by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and John Tyson (hereinafter referred to as “you”).
WITNESSETH:
WHEREAS, Tyson is engaged in a very competitive business, where the development and retention of extensive confidential information, trade secrets and proprietary information as well as customer relationships and goodwill are critical to future business success;
WHEREAS, by virtue of your employment with Tyson, you are involved in the development of, and have access to, Tyson’s confidential information, trade secrets and proprietary information, and, if such information were to get into the hands of competitors of Tyson, it could do substantial business harm to Tyson;
WHEREAS, you will not be provided with or given access to Tyson’s customers and goodwill or Tyson’s confidential information, trade secrets and proprietary information unless you execute this Agreement;
WHEREAS, you and Tyson previously entered into an agreement which became effective October 3, 2010 (the "2010 Agreement"), whereby you provided certain services to Tyson;
WHEREAS, you and Tyson desire to enter into a new employment agreement and terminate the 2010 Agreement; and
WHEREAS, Tyson has advised you that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and you acknowledge the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, are willing to commit to the restrictions set forth herein;
NOW, THEREFORE, Tyson and you hereby mutually agree as follows:
1.Employment.

(a)    Consideration. In consideration of the above and other good and valuable consideration, you are expressly being given employment, continued employment, a relationship with Tyson, certain monies, benefits, stock awards, training and/or access to trade secrets and confidential information of Tyson and its customers, suppliers, vendors or affiliates to which you would not have access but for your relationship with Tyson in exchange for you agreeing to the terms of this Agreement.
(b)    Duties. Tyson hereby agrees to employ you and you hereby accept employment with Tyson as its Chairman of the Board. The duties and services required to be performed by you shall be consistent with your position, as assigned by Tyson’s Board of Directors (the “Board”) in its sole discretion from time to time. You shall report to Tyson’s Board. You agree to devote a sufficient amount of your working time, attention and energies to the business of Tyson as is necessary to permit fulfillment of your duties and responsibilities to Tyson. You may make and manage personal investments for yourself and your family and investments for entities you represent (provided such investments in other activities do not violate, in any material respect, the provisions of Section 6 of this Agreement), be involved in charitable, civic, educational, and professional activities, and serve on boards of not for profit and other for profit entities, provided such activities do not materially and unreasonably interfere with the performance of your duties and obligations hereunder. You agree that during your employment with Tyson, you will not, except as expressly permitted by the Governance Committee of the Board, engage in any (i) competitive outside business activities, (ii) outside business that provides goods or services to Tyson, or (iii) outside business that buys products from Tyson. You agree that during your employment with Tyson, you will devote your reasonable efforts to the good faith performance of your duties and the advancement of Tyson and shall not engage in any other employment, profitable activities, or other pursuits which would cause you to disclose or utilize Confidential Information (as defined in Section 6(a)), or reflect adversely on Tyson. This obligation shall include, but is not limited to, obtaining Tyson’s consent prior to either performing tasks for business associates of Tyson outside of your customary duties for Tyson, giving speeches or writing articles, blogs, or posts, about Tyson’s business, or improperly using Tyson’s name in each case in a manner that reflects unfavorably upon Tyson. You further agree that other than the Tyson Limited Partnership, a Delaware limited partnership of which you are a general partner or any other use of your individual name, nickname, initials, identity or related references by you, you will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name of “Tyson Foods” or the name of any affiliate of Tyson or any other name under which any such entities do business, except with the consent of the Board which consent shall not be unreasonably withheld.
(c)    Term of Employment. Your employment shall be for a period of five (5) years, commencing on the Effective Date above and terminating on the fifth anniversary of the Effective Date, unless your employment earlier terminates pursuant to Section 3 or is otherwise extended by mutual written agreement of you and Tyson (as applicable the “Period of Employment”).
(d)    Termination of 2010 Agreement. The 2010 Agreement shall be of no further force and effect after the Effective Date.
2.    Compensation.
(a)    Compensation and Benefits for Services. You shall receive all regular compensation for services as described in this Section 2 and the benefits provided under Section 4 and Section 5 in exchange for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of Section 6. You understand and acknowledge that you have been properly and timely informed of the type, amount and terms of such consideration and that you would not be entitled to such consideration, and that such consideration would not be paid, if you did not execute and agree to be bound by the provisions of this Agreement.
(b)    Base Salary. For the services to be performed hereunder during the Period of Employment, Tyson shall pay you at a base salary of $850,000.00 per annum, which may be increased by Tyson from time to time. Such base salary shall be paid in accordance with Tyson’s payroll practice, but in no event less frequently than monthly.
(c)    Performance Incentive Eligibility. You may receive performance incentive awards under Tyson’s annual and long-term incentive plans then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the Compensation Committee of the Board (the “Compensation Committee”), applying performance criteria and objectives commensurate with that applicable to other comparable executive officers of Tyson.
(d)    Stock Grants. You may receive stock awards under an equity incentive compensation plan of Tyson then in effect (if any), on terms and in amounts as determined by and subject to the discretion of the Compensation Committee, applying performance criteria and objectives commensurate with that applicable to other comparable executive officers of Tyson.
(e)    Benefit Plans, Vacation and Reimbursement Programs. You shall be entitled to participate in any benefit plans, including without limitation any employee pension and welfare benefit programs, plans and practices, of Tyson as adopted or amended from time to time on terms and in amounts commensurate with those provided to other comparable executive officers of Tyson. You shall be entitled to continued payment of your current, annual benefit under the terms of the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (“SERP”) and to further participation in the retirement benefit portion of the SERP. In the event that your annual benefit payment under the SERP at the time of payment is less than the benefit level at the Effective Date, which is $175,195.70 (representing the total grossed-up benefit amount), Tyson will provide you an annual benefit equal to the difference. You will further be entitled to annual paid vacation in accordance with Tyson’s applicable vacation policy, as in effect from time to time. Tyson will pay or reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services to Tyson, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
(f)    Review. Your base salary, performance incentive compensation, stock grant levels, and plan participation will be subject to review annually (or from time to time at Tyson’s discretion more frequently), when compensation of other comparable executive officers of Tyson are reviewed for consideration of adjustments thereof.
(g)    Perquisites. During the Period of Employment, Tyson shall pay to or reimburse you for or otherwise provide you with the following perquisites:

(i)
Tyson shall make available to you the use of Tyson-owned assets, including entertainment assets, and the use of Tyson aircraft for up to 200 hours annually, in a manner consistent with Tyson’s then existing policies; provided that your personal use of Tyson-owned assets shall not interfere with Tyson’s business use of such assets. If you do not use all of such aircraft hours in a given year, you may use those unused hours in future years during the Period of Employment and you may use the 20.8 unused hours from the 2010 Agreement. As part of such personal use of Tyson aircraft, you may designate such number of additional passengers on such aircraft as seating permits, and you need not be one of the passengers;

(ii)
Tyson shall arrange for secure access to Tyson’s computer system from your home office as necessary for you to perform your duties from time to time, and pay all reasonable expenses associated therewith;

(iii)
Tyson shall provide you with reasonable access to and use of its security personnel consistent with past practice. If you request security services when reasonably warranted for any business activity including without limit travel (and more particularly, international travel), Tyson shall arrange for or reimburse you for such reasonable and mutually agreed upon services, up to $50,000 annually;

(iv)
Tyson shall reimburse you for the annual premium payment on that certain existing $7,500,000 life insurance policy on your life consistent with past practice. If during the Period of Employment you choose to replace the existing policy with a different life insurance policy, Tyson’s obligation to reimburse you for the annual premium will not exceed the amount paid to you for the last year under the existing policy. Tyson has no interest in any such policy nor the proceeds payable under any such policy; and

(v)
Tyson will reimburse you (and gross-up such reimbursements to cover) any and all income tax liability (including interest and penalties) imposed upon you in connection with the availability or receipt of the services, perquisites and benefits set forth in this section 2(g) and for and after taking into account any reimbursements received by you under this Section 2(g)(v) all in an amount sufficient so that such services, perquisites, benefits and reimbursements will be received and provided by you without reduction for taxes (i.e. on an after tax basis).

3.    Termination. Upon any termination of your employment for any reason, you shall immediately resign or be removed from all positions of employment with Tyson. If you remain a duly elected member of the Board of Directors, you shall retain that position until such time as you are properly removed or not re-elected or otherwise at your sole election resign from such position. The date upon which your employment terminates and the Period of Employment ends will be your “Termination Date” for all purposes of this Agreement. Your employment may be terminated under this Agreement in the following events:
(a)    Death. Your employment hereunder will terminate upon your death.
(b)    Disability.    Your employment hereunder will terminate upon your “Disability”. For purposes of this Agreement, Disability has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by Tyson for its comparable executive officers. If no long-term disability plan or policy was ever maintained on behalf of you or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Section 22(e)(3) of the Internal Revenue Code (the “Code”), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee (as defined in Tyson’s equity incentive plan) and will be supported by advice of a physician competent in the area to which such Disability relates.
(c)    Termination by You for Good Reason. Upon the occurrence of a “Good Reason” event, you may terminate your employment pursuant to this Agreement by providing a notice of termination for Good Reason to Tyson within no more than sixty (60) days of the Good Reason event and providing Tyson thirty (30) days following receipt of such notice to cure the Good Reason event. If Tyson cures the Good Reason event within such 30 day period, you may not terminate your employment for Good Reason, but may voluntarily resign pursuant to Section 3(d) below. If Tyson fails to cure the Good Reason event within such 30 day period, your termination of employment will be effective under this Section 3(c). For purposes of the Agreement, you will be treated as having terminated for “Good Reason” if you terminate employment after of the occurrence of any one or more of the following: (i) your having been removed from the position of Chairman of the Board; (ii) your being required to report to anyone other than the entire Board of Tyson; (iii) a reduction in your base salary or your eligibility for any bonus or other compensation resulting in a material diminution in your base salary or eligible bonus or other compensation; (iv) a material change in the geographic location at which you must perform your primary duties from Springdale, Arkansas; (v) a material diminution in your duties, authority or responsibilities as described under this Agreement without your consent; or (vi) a material breach by Tyson of the material terms of this Agreement.

(d)    Voluntary Termination by You without Good Reason. You may terminate your employment pursuant to this Agreement at any time by not less than thirty (30) days prior written notice to Tyson, which notice period may be waived by Tyson. Upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period.
(e)    Termination for Cause by Tyson. Tyson may, acting through its Board, terminate your employment hereunder for “Cause” at any time after providing a notice of termination for Cause to you. For purposes of this Agreement, you shall be treated as having been terminated for Cause if and only if you are terminated as a result of the occurrence of one or more of the following events:

(i)	any willful and wrongful conduct or omission by you that injures Tyson;

(ii)	any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;

(iii)
you are (A) convicted of, (B) confess to, (C) plead no contest to, or (D) become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in, a felony; or

(iv)	your intentional or willful violation of any restrictive covenant provided for under Section 6 of this Agreement or any other agreement to which you are a party.
For purposes of this Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result of any such future event. A termination of your employment by reason of Cause under either subsections (i), (ii) or (iv) above or under subsection (iii)(D) shall not be deemed to be for Cause unless each of the following conditions is satisfied:

(x)
Written notice is provided to you not less than 30 days prior to the date of termination setting forth Tyson’s intention to terminate you for Cause, including a statement of the intended date of termination and a detailed description of the specific facts that Tyson believes to constitute Cause;

(y)	You are offered an opportunity to respond to such statement by appearing in person, together with your legal counsel, before the Board prior to the date of termination; and

(z)
By the affirmative vote of a majority of all the independent members of the Board, the Board determines that the specified actions constituted Cause and your employment should accordingly be terminated for Cause.

By determination of the Board, Tyson may suspend you from your duties with full pay and benefits hereunder during the period of time in which the Board is making a determination as to whether to terminate you for Cause.
(f)    Termination by Tyson without Cause. Tyson, acting through its Board, may terminate your employment hereunder without Cause at any time upon written notice to you.
4.    Compensation Following Termination of Employment. In the event that your employment is terminated for a reason set forth in Section 3, the compensation and benefits described in Section 2 above shall cease, and Tyson shall have no further obligations under this Agreement except as provided in this Section 4.
(a)    Termination by Tyson for Cause or by You Without Good Reason. In the event that your employment is terminated by Tyson for Cause or by you without Good Reason, Tyson shall pay the following amounts to you:

(i)
Any accrued but unpaid base salary for services rendered to the Termination Date, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the Termination Date (collectively “Accrued Compensation”); and

(ii)	Any benefits accrued through the Termination Date to which you may be entitled pursuant to the plans, policies and arrangements, as determined and paid in accordance with the terms of such plans, policies and arrangements (collectively “Plan Benefits”).
(b)    Termination Due to Death or Disability. In the event that your employment is terminated by reason of your death or Disability, Tyson shall pay you, your estate or your legal representative, as applicable, the following amounts:

(i)	Accrued Compensation;

(ii)	Plan Benefits;

(iii)
Tyson shall provide you, your spouse and eligible dependents with health care coverage ("Post Termination Health Care Coverage"). Tyson may choose to provide the Post Termination Health Care Coverage through either of the following programs: (A) healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits under the Tyson Healthcare Continuation Plan or any successor or additional plan maintained by Tyson and at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior officers of Tyson (including, without limitation, the provision of such coverage at a monthly cost to you that is equal to the monthly premium cost paid by other similarly situated participants); or (B) a Medicare supplemental policy (including, without limitation, a pharmaceutical supplement) at no cost to you. In addition, you, your spouse and eligible dependents will continue to participate in Tyson's Executive Medical Reimbursement program. The Post Termination Health Care Coverage will provide you, your spouse and eligible dependents with coverage that is substantially similar to the healthcare, hospitalization, medical, long term care, vision, dental and other similar insurance coverage/benefits you, your spouse and eligible dependents received under this Agreement. This coverage will be provided until such time as you and your spouse are deceased (and, in the case of your eligible dependents, until their eligibility has ceased).

(iv)
Upon written notice given to Tyson by you or your legal representative, as applicable, terminate and redeem all outstanding vested and unexercised options to purchase any Tyson stock held by you in exchange for a lump sum payment equal to the aggregate difference between (x) the fair market value of the stock represented by such options as determined as of the close of Tyson’s business on the date of the occurrence of the event giving rise to application hereof less (y) the strike price for such stock under the applicable options (the “Option Cash Out”); and

(v)
Tyson shall, within thirty (30) days of your death or termination for your Disability, pay you, your legal representative or your designated beneficiary a lump sum payment equal to the remaining payments that would have been made to you under Section 2(b) of this Agreement for the period of time between your Termination Date and the last day of the then existing term of this Agreement (had your death or Disability not occurred).

(c)    Termination by Tyson Without Cause or Termination by You for Good Reason. In the event that your employment is terminated by Tyson without Cause or by you for Good Reason, Tyson shall pay the following amounts to you:

(i)	Accrued Compensation;

(ii)	Plan Benefits;

(iii)	Post Termination Health Coverage; and

(iv)	Subject to your execution of the Release (as defined below), Tyson will provide or pay the following:
(A)    A lump sum amount equal to, and on terms equal to, your base salary for the period of time between your Termination Date and the last day of the then existing term of this Agreement (had you termination of employment not occurred);
(B)    You will become fully vested in any of your unvested stock options that are outstanding on the Termination Date and then be eligible to receive the Option Cash Out;

(C)    You will become vested in a pro rata portion of any of your unvested restricted stock awards that are outstanding on your Termination Date provided the applicable performance criteria, if any, are met. Such pro rata portion shall be equal to the percentage of the total vesting period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the number of shares subject to the award. Any award subject to this subsection (C) that is performance based shall not be paid until such time as it would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met; and
(D)    You will become entitled to a pro rata portion of any performance share awards that are outstanding on the Termination Date provided the applicable performance criteria is met. The pro rata portion of your award shall equal the percentage of the total performance period, measured in days, in which you remained employed by Tyson multiplied by the percentage of the award that you would have received had you remained employed for the entire performance period. Any award subject to this subsection (D) shall not be paid until such time as it would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met.
(d)    Release. For purposes of this Agreement, “Release” means that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you and Tyson mutually agree to irrevocably and unconditionally release and forever discharge one another (including your and Tyson’s respective subsidiaries, affiliates, heirs, successors, assigns, representatives and related parties) from any and all claims and causes of action pertaining to your employment relationship with Tyson or the termination thereof which either you or Tyson at that time had or may have had against the other (excluding any claim you may have for indemnity under this Agreement or any by-laws or other governing document of Tyson or any liability insurance policy maintained by Tyson, any claim you may have under state workers’ compensation or unemployment laws or any claim, right, entitlement or payment which either you or Tyson is entitled under the terms of this Agreement). The Release will be provided to you as soon as practical after your Termination Date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law. The Release must be signed within 45 days of its presentation to you and in all events within sixty (60) days after your Termination Date. The Release shall not become effective until 7 days after it is executed. Tyson maintains a form of Release, which it may change from time to time as it deems appropriate. The latest version of the Release shall be available for your review upon request. Subject to Section 8 below, any payments subject to a Release shall be made not later than three (3) business days after the date the Release becomes effective.
5.    Acceleration of Stock Grants on Change in Control. Upon the occurrence of a Change in Control (defined below) the stock awards that have been granted to you pursuant to award agreements from Tyson under Section 2, or which have otherwise been previously granted to you under an award agreement from Tyson; and which awards remain outstanding at the time of the Change in Control, will be treated in accordance with the applicable award agreements. For purposes of this Agreement, the term “Change in Control” shall have the same meaning as set forth in Tyson’s equity incentive compensation plan then in effect; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of Tyson or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity. Notwithstanding the foregoing, this Section 5 shall not affect the time or form of payment under an applicable award agreement, and all awards shall be paid at the time, and in the form, provided under the terms of such award agreement. The Committee (as defined in Tyson’s equity incentive plan) shall have the sole discretion to interpret the foregoing provisions of this paragraph.
6.    Restrictive Covenants and Other Restrictions.
(a)    Confidential Information. You acknowledge that during the course of your employment with Tyson, you will be provided, learn, develop and have access to Tyson’s trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or becomes either (i) publicly available other than as a result of your violation of this Agreement or (ii) available to you on a non-confidential basis from a source, other than Tyson, which source is not reasonably known to you to owe a duty of confidentiality to Tyson.
During the term of this Agreement or at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (iii) to use such Confidential Information only within the scope of your employment with Tyson for the benefit of Tyson; and (iv) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information of which you become aware. The confidentiality obligations herein shall not prohibit you from revealing either evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law, rule, regulation, public reporting requirements or other governmental investigation or mandate; however, to the extent legally permissible you shall promptly inform Tyson of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order. You may also (A) disclose Confidential Information to your personal attorneys and accountants, but only as necessary to their provision of professional services to you and (B) disclose or use the Confidential Information to the extent reasonably necessary for you to prosecute or enforce your rights or defend yourself against any claim or allegation related to or dependent upon the Confidential Information so used or disclosed by you.
(b)    Creative Works. “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (i) during your employment with Tyson, (ii) with the use of the time, materials, or facilities of Tyson, (iii) relating to any product, service, or activity of Tyson of which you have knowledge, or (iv) suggested by or resulting from any work performed by you for Tyson. Notwithstanding the foregoing, Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your Period of Employment that either: (A) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (B) result from any work performed by you for Tyson. If you are or become a resident of any state during your employment that has enacted laws relating to ownership of works created without use of or reference to Tyson materials, facilities, and/or intellectual property and do not relate to Tyson’s business, this Section shall be limited solely to the extent provided by the applicable laws of such states.
To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information; provided, that you make no representation or warranty to Tyson regarding such Creative Works or Confidential Information or Tyson’s use or exploitation thereof.
Both during and after your employment, you agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this Section 6, you hereby irrevocably designate and appoint Tyson and its authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
(c)    No Restrictions on Employment. You are being employed or continuing to be employed by Tyson with the understanding that (i) you are free to enter into employment or continued employment with Tyson, (ii) your employment with Tyson will not violate any agreement you may have with a third party (e.g., existing employment, non-compete, intellectual property ownership, and/or non-disclosure agreements) and (iii) only Tyson is entitled to the benefit of your work performed for or on behalf of Tyson hereunder. If you have any agreements with a prior employer, you are required to provide such agreements to Tyson prior to executing this Agreement. Tyson has no interest in using any other person’s patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should be careful not to disclose to Tyson any intellectual property or confidential information of your prior employers or anyone else or misapply proprietary rights that Tyson has no right to use.
(d)    Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you during and in the course of your employment with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On Tyson’s request, or the termination of your employment with Tyson for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment with Tyson when you accept other employment or otherwise separate from your employment, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
(e)    Non-Competition. You acknowledge that Tyson performs services throughout the United States and that your duties and services impact Tyson’s performance of services throughout the United States. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement to be without limitation as to location or geography within the United States. You agree that during your continuing employment with Tyson, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or a consultant to any person, company or entity which is in competition with Tyson, with which entity you would hold a position with responsibilities similar to any position you held with Tyson during the 24 months preceding your Termination Date or to which entity you would utilize or disclose confidential methodologies, techniques, customer lists or information of Tyson. You agree that during your continuing employment with Tyson, you will not directly or indirectly, on behalf of yourself or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access to, utilized or developed during the 24 months preceding your Termination Date. You agree that nothing in this Section shall limit your confidentiality obligations in this Agreement. Further, you understand and agree that during your continuing employment, while you may gather information and otherwise undertake to investigate other employment opportunities, you shall not compete, solicit or take on activities which are in violation of this Agreement. Should you leave Tyson and accept employment or a consulting position with a competitor of Tyson, you are required beforehand to inform Tyson of the identity of your new employer and your responsibilities for the new employer.
(f)    Non-Solicitation. You agree that during your employment with Tyson and for a period of 24 months thereafter, you will not, nor will you assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the 6 months preceding the Termination Date, who possesses or had access to Confidential Information of Tyson, to leave the employ of or terminate a relationship with Tyson; (ii) interfere with the performance by any such persons of their duties for Tyson; (iii) communicate with any such persons for the purposes described in the paragraph above; or (iv) solicit, encourage or attempt to persuade any customer or vendor of Tyson during the 6 months preceding your Termination Date to terminate or modify its relationship with Tyson.
(g)    Non-Disparagement. Each of you and Tyson agrees to not, at any time, engage in, or permit your or its directors, officers, employees, agents or representatives to engage in, any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the other, or in the case of Tyson, any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). In addition, neither you nor Tyson shall direct, arrange or encourage others to make any such derogatory or disparaging statements on your or its behalf. Nothing in this Section, however, shall prevent you or Tyson or its directors, officers, employees, agents or representatives from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum.

(h)    Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, pursuant to the terms of certain benefit plans and programs, your accrued benefits thereunder may be discontinued or forfeited, in addition to any other rights and remedies Tyson may have at law or in equity. You acknowledge that irreparable damage would result to Tyson if the provisions of Section 6 of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to seek injunctive relief in the event of any failure to comply with the provisions of Section 6 of this Agreement.
(i)    Clawback Policies. In addition to subsection (h) above, any amounts payable under this Agreement are subject to any policy, whether in existence as of the Effective Date or later adopted, established by Tyson and adopted by the Compensation Committee that provides for the clawback or recovery of amounts that were paid to you under circumstances requiring clawback or recovery as set forth in such policy. Tyson will make any determinations for clawback or recover in its sole discretion and in accordance with any applicable law or regulation. Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of your employment, Tyson becomes aware of facts that would have allowed Tyson to terminate your employment for Cause (within the meaning of Section 3), then without regard to any notice and cure periods in Section 3, to the extent permitted by law:

(i)	Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and

(ii)	you will refund to Tyson any amounts, plus interest, previously paid by Tyson to you in excess of your Accrued Compensation and Plan Benefits (within the meaning of Section 4).
7.    General.
(a)    Enforcement and Severability. You specifically acknowledge and agree that the purpose of the restrictions contained in Section 6 of this Agreement is to protect Tyson from unfair competition, including improper use of the Confidential Information by you, and that the restrictions and covenants contained herein are reasonable with respect to both scope and duration of application.

Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then as modified, enforce the terms. Each covenant and restriction contained in this Agreement is independent of each other such covenant and restriction, and if any such covenant or restriction is held for any reason to be invalid, unenforceable and incapable of corrective modification, then the invalidity or unenforceability of such covenant or restriction shall not invalidate, affect or impair in any way the validity and enforceability of any other such covenant or restriction.
(b)    Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson’s human resources information system, (with a copy to your legal representative, Joel A. Katz, Esq., Terminus 200, 3333 Piedmont Road, NE, Suite 2500, Atlanta, Georgia 30305), and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief Human Resources Officer
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999
(c)    Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.
(d)    Assignment. This Agreement shall be binding upon you, your heirs, executors and personal representatives and upon Tyson, its successors and assigns. You acknowledge that the services to be rendered by you are unique and personal. Except by your will, or by operation of the laws of intestate succession, you may not assign, transfer or pledge your rights or delegate your duties or obligations under this Agreement, in whole or in part, without first obtaining the written consent of the Tyson’s General Counsel or Chief Human Resources Officer. This Agreement may not be assigned by Tyson without your consent; provided that Tyson may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of Tyson provided that no such permitted assignment by Tyson shall relieve Tyson from any direct continuing and primary liability or responsibility owed to you from or in connection with any such assignee’s breach, default or violation of this Agreement.
(e)    Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.
(f)    Jurisdiction and Venue of Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas.
(g)    Funding. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of Tyson, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or to any investments which Tyson may make to aid Tyson in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from Tyson hereunder, such right shall be no greater than the right of an unsecured creditor of Tyson.
(h)    Indemnification. In addition to all other rights of indemnification to which you are entitled under any constituent or governing documents of Tyson or any policy of insurance maintained by Tyson for the benefit of its shareholders, officer, directors, employees, agents, contractors or other representatives, you will continue to be indemnified by Tyson pursuant to each of (i) that certain Indemnity Agreement between you and Tyson dated May 9,1997 and (ii) that certain Indemnity Agreement between you and Tyson dated September 28, 2007. You will additionally receive all rights of indemnification and related benefits consistent with and on terms no less favorable than those extended by Tyson to any other former, then current, or future officer, director or fiduciary of

Tyson including without limit, coverage under any errors and omissions, directors and officer or other liability insurance coverage maintained by Tyson.
(i)    Enforcement. If either you or Tyson violates any of the terms of this Agreement, such violating party will indemnify the other for the expenses, including but not limited to reasonable attorneys’ fees, incurred by the other in enforcing this Agreement.
8.    Special Tax Considerations.
(a)    Tax Withholding. Tyson shall provide for the withholding of any taxes required to be withheld by federal, state and local law with respect to any payments in cash and/or other property made by or on behalf of Tyson to or for your benefit under this Agreement or otherwise.
(b)    Excise Tax.    Notwithstanding the foregoing, if the total payments to be paid to you under this Agreement, along with any other payments to you by Tyson, would result in you being subject to the excise tax imposed by Section 4999 of the Code (commonly referred to as the “Golden Parachute Tax”), Tyson shall reduce the aggregate payments to the largest amount which can be paid to you without triggering the excise tax, but only if and to the extent that such reduction would result in you retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by you will be made by Tyson. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.
(c)    Separation from Service. In the event that the termination of your employment does not constitute a “separation from service” as defined in Code Section 409A, including all regulations and other guidance issued pursuant thereto, your rights to the payments and benefits described in Section 4 will vest upon the Termination Date, but no payment to you that is subject to Code Section 409A will be paid until you incur a separation from service (or until six (6) months after such date if you are a “specified employee” pursuant to subsection (d) of this Section), and any amounts that would otherwise have been paid before such date will be paid instead as soon as practicable after such date.
(d)    Six-Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Termination Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified in subsection (f) of this Section) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the sixth (6th) month anniversary of your Termination Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate as soon as reasonably practicable following the six (6) month anniversary of your Termination Date.
(e)    Expense Reimbursement. In no event will an expense be reimbursed after December 31 of the calendar year following the calendar year in which the expense was incurred. You are not permitted to receive a payment or other benefit in lieu of reimbursement under Section 2(e).
(f)    Application of Exemptions. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Termination Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.
(g)    Effect of Release. Any amounts that are not exempt from Code Section 409A under paragraph (f) above, and which are paid subject to your execution of a Release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the Release is signed.
(h)    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

/s/ John Tyson
JOHN TYSON

11/26/2012
(Date)

TYSON FOODS, INC.

By	/s/ Kevin M. McNamara
Title	Chairman - Compensation Committee

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